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                                                                   Exhibit D-6.1

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

Pacific Gas and Electric Company                     )
            and                                      )       Project No. 606
Kilarc-Cow Creek Project LLC                         )


          JOINT APPLICATION FOR APPROVAL OF TRANSFER OF LICENSE AND
                 CONVEYANCE OF INTEREST IN PROJECT PROPERTIES

          In accordance with Section 8 of the Federal Power Act ("FPA"), 16 U.S.C. (S) 801, Part 9 of the Commission's Regulations (18 C.F.R. (S)(S) 9.1 et seq.), the form set forth in Part 131 of the Commission's Regulations (18 C.F.R.
(S) 131.20), and Article 5 of the subject license, Pacific Gas and Electric Company (hereinafter referred to as "PG&E" or "Transferor"), licensee of the Kilarc-Cow Creek Project No. 606 ("Project" or "Kilarc-Cow Creek"), and Kilarc-Cow Creek Project LLC (hereinafter referred to as "Transferee"), hereby jointly and severally apply for written approval by the Commission of (1) the transfer of the license for the Project from Transferor to Transferee and (2) the lease of Project properties to Transferee's parent company Electric Generation LLC. The purpose of this application is to implement one part of a Plan Of Reorganization for PG&E under the U.S. Bankruptcy Code.

                          THE PLAN OF REORGANIZATION
                          --------------------------

          PG&E is an operating public utility engaged principally in the business of providing electric generation and electric and natural gas distribution and transmission services throughout most of Northern and Central California. On April 6, 2001, PG&E filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of California. PG&E's goal was to halt the deterioration of its financial position, restore the company to financial health, and continue supplying electricity and gas in the normal course of business. A Chapter 11 case
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was commenced, and on September 20, 2001, PG&E and PG&E Corporation (PG&E's sole common shareholder) filed with the Bankruptcy Court a comprehensive Plan of Reorganization ("Plan") and Disclosure Statement.

          The Chapter 11 Plan involves a complete restructuring of PG&E's businesses and operations. Through the restructuring, PG&E anticipates that the inherent value of the businesses resulting from the separation will provide necessary cash and increased debt capacity to enable it to repay creditors, restructure existing debt, and emerge from the Chapter 11 bankruptcy case. PG&E anticipates that the restructuring will create new businesses that will be financially sound going forward.

          Pursuant to the Plan, PG&E will disaggregate and restructure its current businesses and divide its operations and assets among four separate operating companies. PG&E will transfer certain assets to each of these entities. Specifically, the majority of the assets and liabilities associated with the current electric transmission business of PG&E, including the facilities covered by the transmission line only licenses issued to PG&E by the Commission, will be transferred to the newly-formed ETrans LLC ("ETrans"), the majority of the assets and liabilities associated with the current gas transmission business of PG&E will be transferred to the newly-formed GTrans LLC ("GTrans"), the majority of the assets and liabilities associated with the current generation business of PG&E will be transferred to the newly-formed Electric Generation LLC ("Gen") and its subsidiaries, and the majority of the assets and project-specific liabilities associated with the hydroelectric projects covered by licenses issued to PG&E by the Commission will be transferred to subsidiaries of Gen. In addition, pursuant to the Plan PG&E has created a separate corporation (Newco Energy Corporation or "Newco") to hold all of the membership interests of each of ETrans, GTrans

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and Gen. PG&E is the sole shareholder of Newco. Certain other assets of PG&E deemed not essential to operations will be sold or transferred to one or more special purpose entities under the Plan. After the assets are transferred to the newly-formed entities, PG&E will declare and pay a dividend of the outstanding common stock of Newco to PG&E Corporation ("Parent"), and each of ETrans, GTrans and Gen will thereafter be an indirect wholly-owned subsidiary of Parent, with Newco being a direct wholly-owned subsidiary of Parent.

          The assets not transferred or sold as described above will be retained by PG&E. PG&E, as a reorganized company, will continue to conduct local electric and gas distribution operations and associated customer services. Upon consummation of the disaggregation of PG&E's business as described above, Parent will declare a dividend and distribute all the common stock of PG&E it owns to its public shareholders, separating PG&E from Parent. Thereafter, PG&E will operate as a stand alone local electric and gas distribution business. Approximately 70 percent of the assets currently owned by PG&E will be retained by the reorganized PG&E.

          As contemplated in the Plan, separate California limited liability companies have been created as wholly-owned subsidiaries of Gen to own each of the generating assets currently owned by PG&E. In the case of the twenty-six hydroelectric projects wholly or partially owned and licensed to PG&E by the Commission, twenty-six separate California limited liability companies have been created to separately own and hold the license for each of these projects. Transferee is the company created to own and hold the license for Kilarc-Cow Creek. Transferee is a direct wholly-owned subsidiary of Gen, which in turn is a direct wholly-owned subsidiary of Newco. Following the completion of the restructuring described above, Newco will become a direct wholly-owned subsidiary of Parent.

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     The Plan contemplates that most of the employees of PG&E that have been involved in the operation, maintenance, and support of PG&E's hydroelectric projects will be transferred to or offered positions with Gen. Following the transfer of the Project license and assets to Transferee, Transferee will lease the Project to Gen. Under the lease (and similar leases for Transferor's other Commission-licensed hydroelectric projects), which will include appropriate provisions preserving the rights of Transferee and the Commission, Gen, at Gen's sole expense, will be responsible for operating, maintaining, and managing Kilarc-Cow Creek and the other Commission-licensed hydroelectric projects to be owned by the twenty-six limited liability companies and for complying with all license and Commission requirements as to such projects. As lessee, Gen will be entitled to all power and other electrical products produced by Kilarc-Cow Creek and the other projects. Gen plans to sell such power and other electrical products at wholesale to the reorganized PG&E pursuant to a bilateral power sales agreement. This agreement will give reorganized PG&E dispatch-rights over the projects. It will be long-term and, upon termination, could be renegotiated or extended.

     As indicated previously, PG&E anticipates that the restructuring that will occur with implementation of the Plan will result in the realization of the inherent value of PG&E's asset portfolio, provide for the payment of all allowed creditors' claims in full, allow PG&E to emerge from the Chapter 11 proceeding with a strong and sustainable business, and create businesses that will be financially sound going forward. The use of separate limited liability companies to separately own and hold the license for each of the hydroelectric projects will provide more flexibility with regard to financing, including asset-based financing, of the companies and hence will enhance the value of the reorganization. The

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retention of PG&E's hydroelectric personnel in one company (Gen) will ensure continuity of expertise and availability of such personnel for all of the projects.

     Applications to implement certain other transactions proposed in the Plan have been or will be filed with the Nuclear Regulatory Commission and with the Securities and Exchange Commission. Applications to implement those transactions proposed in the Plan that are subject to regulation by the Commission under Parts II and III of the FPA and Section 7 of the Natural Gas Act are being filed with the Commission on even date.

                               LICENSE TRANSFER
                               ----------------

     (1) The Project is located on Old Cow Creek, South Cow Creek, and tributaries thereof in Shasta County, California. The Commission issued a new license for the Project on February 8, 1980 (see Pacific Gas and Electric Co., 10 FERC(P) 62,112); the existing license expires on March 27, 2007.

     (2) Transferor and Transferee (collectively "Applicants") hereby jointly and severally apply for written approval by the Commission of the transfer of the license for the Project from Transferor to Transferee and request that such approval be made effective as of the date the signed acceptance sheets and instruments of conveyance of properties under license are submitted to the Commission.

     (3)  In support thereof, Applicants show the Commission the following:

     (a) Transferee is a limited liability company created under the laws of the State of California for the purpose of owning and holding the license for the Project. As such, Transferee is qualified under (S) 4(e) of the FPA, 16 U.S.C. (S) 797(e), to hold hydroelectric licenses issued under Part I of the FPA. Certified copies of Transferee's Articles of Organization, Operating Agreement, and Certificate of Good Standing from

                                      -5-
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California, where the Project is located, are submitted herewith as Exhibits 1,
2, and 3, respectively, and are by this reference made a part hereof as though set out in full.

          (b) Transferee has not previously been a Commission licensee. However, as discussed supra, most of the employees of PG&E that have been involved in the operation, maintenance, and support of PG&E's hydroelectric projects will be transferred to or offered positions with Transferee's parent Gen. As discussed infra, Applicants are requesting that the Commission authorize Transferee to lease Project properties to Gen whereby Gen would operate, maintain, and manage the Project and conduct all activities necessary to comply with all license and Commission requirements. Thus, the same general group of employees that is currently responsible for operating, maintaining, and supporting the Project and complying with license and Commission requirements will continue to do so after Transferee becomes licensee of the Project, and Transferee will possess through the lease agreement with its parent Gen the expertise to continue to operate, maintain, and manage the Project.

          (c) Approval of the proposed transfer is clearly in the "public interest" under Section 9.3(a) of the Commission's Regulations (18 C.F.R. (S) 9.3(a)). Transfer of Kilarc-Cow Creek and PG&E's other hydroelectric projects to subsidiaries of Gen and implementation of the other elements of the Plan will ensure the continued existence of financially viable companies to operate, maintain, and manage Kilarc-Cow Creek and the other PG&E hydroelectric projects in full compliance with all license and Commission requirements.

          (4) Transferee will submit to the Commission certified copies of all instruments showing conveyance whereby title to the Project properties is conveyed to

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Transferee, upon the completion of such conveyance, if and when the Commission shall have given its approval to the license transfer proposed herein.

          (5) If and when the Commission shall have given its approval to the proposed transfer, and upon completion of the conveyance of the Project properties to the Transferee, the Transferor will deliver to the Transferee and the Transferee will accept and permanently retain all license instruments and all maps, plans, specifications, contracts, reports of engineers, accounts, books, records and all other papers and documents relating to the original Project and to all additions thereto and betterments thereof.

          (6) Transferor certifies that, to the best of its knowledge, it has fully complied with the terms and conditions of the license for the Project, as amended, and that it has fully satisfied and discharged all of its liabilities and obligations thereunder to the date hereof, and obligates itself to pay all annual charges accrued under the license to the date of transfer to the extent required by the Commission.

          (7) Contingent upon the final written approval of the Commission of the transfer of the license, the Transferee accepts all of the terms and conditions of said license, as amended, and the FPA, and agrees to be bound thereby to the same extent as though it were the original licensee thereunder.

          (8) The name, title, address, and telephone number of the persons to whom correspondence in regard to this application should be addressed are as follows:

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          William J. Madden, Jr.           William V. Manheim, Esq.
          John A Whittaker, IV             Annette Faraglia, Esq.
          Winston & Strawn                 Law Department
          1400 L Street, N.W.              Pacific Gas and Electric Company
          Washington, DC  20005            P.O. Box 7442
          (202) 371-5700                   San Francisco, CA  94120-7442
                                           (415) 973-7145

          Randal S. Livingston
          Lead Director
          Power Generation Department
          Mail Code N11E
          Pacific Gas and Electric Company
          P.O. Box 770000
          San Francisco, CA  94177-0001
          (415) 973-6950

          The foregoing should be placed on the official service list to be compiled by the Commission's Secretary in this proceeding.

          (9) After the license transfer has become effective, correspondence and communications relating to the Project should be directed to:

          Linda Y.H. Cheng
          Secretary
          Kilarc-Cow Creek Project LLC
          77 Beale Street, 32nd Floor
          San Francisco, CA  94105
          (415) 267-7017

                          LEASE OF PROJECT PROPERTIES
                          ---------------------------

          As indicated previously, the Plan contemplates that most of the employees of PG&E that have been involved in the operation, maintenance, and support of PG&E's hydroelectric projects will be transferred to or offered positions with Gen and that Gen will be responsible for operating, maintaining, and managing the Project and conducting all activities necessary to comply with all license and Commission requirements. In order to implement this aspect of the Plan, and to comply with the requirement of Article 5 of the Kilarc-Cow Creek license that the licensee not dispose of interests in Project property

                                      -8-
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without prior Commission approval, Applicants hereby jointly and severally request Commission authorization for Transferee to enter into a lease agreement with Gen whereby Transferee would lease Project properties to Gen and Gen would be responsible for operating, maintaining, and managing the Project and conducting all activities necessary to comply with all license and Commission requirements.

     A form of the proposed lease agreement between Transferee and Gen is submitted herewith as Exhibit 4. Consistent with Commission requirements, the proposed lease agreement contains provisions ensuring that the Transferee will retain sufficient rights for all Project purposes and that the Commission will be able to carry out its regulatory responsibilities under the FPA with regard to the Project. Specifically, Sections 4.01 and 4.02 of Exhibit 4 provide as follows:


     Section 4.01. Right of Lessor to Enter the Premises. Notwithstanding any provision to the contrary contained in this Facility Lease, the premises and facilities covered by this Facility Lease shall be operated in compliance with the terms and conditions of the applicable license issued by the FERC, including any amendments thereto, and with applicable regulations and orders of the FERC, and Lessor may at any time upon reasonable notice enter the premises and facilities leased to Lessee hereunder to ensure compliance with said license, regulations and orders.

     Section 4.02. Right of Lessor to Perform Lessee's Obligations. Notwithstanding any provision to the contrary contained in this Facility Lease, Lessor has the right without the prior approval of Lessee to perform, or obtain Lessee's timely performance of, any and all acts required by any order of the FERC pertaining to the premises and facilities covered by this Facility Lease.

     Authorization for Transferee to enter into the subject lease is consistent with prior Commission orders where the Commission has indicated that it is appropriate for a licensee to enter into a lease agreement with a non-licensee to operate and maintain a

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licensed project so long as the licensee retains sufficient control over the operation of the project through lease provisions such as those proposed to be included in the lease between Transferee and Gen. See, e.g., Fieldcrest Cannon, Inc., 55 FERC (P) 61,096 (1991), and Greenwood County, South Carolina, 73 FERC
P. 61,336 (1995). Authorization for Transferee to enter into the subject lease is also clearly in the "public interest" under Section 9.3(a) of the Commission's Regulations (18 C.F.R. (S) 9.3(a)), since, like the license transfer proposed herein and implementation of the other elements of the Plan, it will ensure that Kilarc-Cow Creek will continue to be operated, maintained, and managed in full compliance with all license and Commission requirements.

          Wherefore, for the foregoing reasons, Applicants respectfully request Commission approval of the license transfer as described herein and the other relief requested herein.

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          IN WITNESS WHEREOF, the Transferor has caused its name to be hereunto signed by Gregory M. Rueger, its Senior Vice President - Generation and Chief Nuclear Officer, and its corporate seal to be hereunto affixed by Linda Y.H. Cheng, its Corporate Secretary or her aide, thereunto duly authorized; and the Transferee has caused its name to be hereunto signed by Linda Y.H. Cheng, its Secretary, thereunto duly authorized.

                                              PACIFIC GAS AND ELECTRIC COMPANY


Date:      11/19/2001                         By:  /s/ Gregory M. Rueger
      --------------------                         ----------------------------
                                                   Gregory M. Rueger
                                                   Senior Vice President -
                                                   Generation and Chief Nuclear
                                                   Officer


                                              KILARC-COW CREEK PROJECT LLC


Date:      11/19/2001                         By:  /s/ Linda Y.H. Cheng
      --------------------                         -----------------------------
                                                   Linda Y.H. Cheng
                                                   Secretary










Attest: /s/ [ILLEGIBLE]
        ------------------



Corporate SEAL